Exhibit 99.2

Michael B. Polk Chief Executive Officer

February 9, 2018

Colleagues,

As you may have seen, this morning we issued a press release stating that Starboard Value and Opportunity Master Fund Ltd., one of our investors, had expressed its views regarding our Board of Directors and leadership of the company. You can find a copy of the press release on our external website.

We’re committed to acting in the best interests of all of our stakeholders, including our employees and shareholders, and are confident that Newell Brands is well positioned for continued growth and value creation.

As you know, we recently announced a transformative set of changes for our company that we expect to unlock the full potential of our brands. We’re doubling down on the businesses that best fit our focus on consumer brands, innovation and eCommerce. As a result, we intend to become an $11 billion portfolio of powerhouse consumer brands – dramatically simplifying our operations in the process. We believe in the strength of our strategy and are confident that Newell will emerge a stronger, simpler and faster company better positioned to compete in a dynamic market.

You’re likely to see more media coverage about our company in the coming weeks. It’s important not to get distracted by the headlines. Today and every day, we’re focused on our strategy and transformation. We’re on the right path and this outside noise is temporary. I’m proud of the significant progress we’re making and we must continue to keep up the great work.

As always, it’s important for us to speak with one voice. If you receive any inquiries from the media, analysts, investors or other third parties, please forward them to Nancy O’Donnell, Senior Vice President, Investor Relations and Corporate Communications or Michael Sinatra, Director, External Communications. If you have questions, contact Beth Stellato, Director, Corporate Communications.

Thank you for your hard work and commitment to Newell Brands and our shareholders, customers and consumers.

Sincerely,

Additional Information

In connection with Newell’s 2018 Annual Meeting of Shareholders, Newell will file with the U.S. Securities and Exchange Commission (the “SEC”) and mail to the shareholders of record entitled to vote at the 2018 Annual Meeting a definitive proxy statement and other documents, including a WHITE proxy card. SHAREHOLDERS ARE ENCOURAGED TO READ THE PROXY STATEMENT AND ALL OTHER RELEVANT DOCUMENTS WHEN FILED WITH THE SEC AND WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION. When filed with the SEC, the definitive proxy statement and WHITE proxy card will also be mailed to shareholders of record. Investors and other interested parties will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, or from Newell at its website, www.newellbrands.com, or through a request in writing sent to Newell at 221 River Street, Hoboken, New Jersey, 07030, Attention: General Counsel.

Participants in Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the 2018 Annual Meeting. Certain information concerning certain of these participants is set forth in the Company’s definitive proxy statement, dated March 30, 2017, for its 2017 annual meeting of shareholders as filed with the SEC on Schedule 14A and the Company’s Current Reports, dated August 24, 2017 and January 21, 2018, as filed with the SEC on Form 8-K. Additional information regarding the interests of these participants in the solicitation of proxies in respect of the 2018 Annual Meeting and other relevant materials will be filed with the SEC when they become available.

Caution Concerning Forward-Looking Statements

Statements in this letter, other than those of historical fact, particularly those anticipating future financial performance, business prospects, growth, operating strategies and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and other federal securities laws. These statements generally can be identified by the use of words such as “intend,” “anticipate,” “believe,” “estimate,” “project,” “target,” “plan,” “expect,” “will,” “should,” “would” or similar statements. The Company cautions that forward-looking statements are not guarantees because there are inherent difficulties in predicting future results. In addition, there are no assurances that the Company will complete any or all of the potential transactions, and other initiatives referenced in this letter. Actual results may differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to:

•	uncertainties regarding future actions that may be taken by Starboard in furtherance of its stated intention to nominate director candidates for election at Newell’s 2018 Annual Meeting;

•	potential operational disruption caused by Starboard’s actions that may make it more difficult to maintain relationships with customers, employees or suppliers;

•	the Company’s dependence on the strength of retail, commercial and industrial sectors of the economy in various parts of the world;

•	competition with other manufacturers and distributors of consumer products;

•	major retailers’ strong bargaining power and consolidation of the Company’s customers;

•	the Company’s ability to improve productivity, reduce complexity and streamline operations;

•	the Company’s ability to develop innovative new products, to develop, maintain and strengthen end-user brands and to realize the benefits of increased advertising and promotion spend;

•	risks related to the Company’s substantial indebtedness, potential increases in interest rates or changes in the Company’s credit ratings;

•	the Company’s ability to effectively accelerate its transformation plan and explore and execute its strategic options;

•	the Company’s ability to complete planned acquisitions and divestitures, to integrate Jarden and other acquisitions and unexpected costs or expenses associated with acquisitions or dispositions;

•	changes in the prices of raw materials and sourced products and the Company’s ability to obtain raw materials and sourced products in a timely manner;

•	the risks inherent to the Company’s foreign operations, including currency fluctuations, exchange controls and pricing restrictions;

•	a failure of one of the Company’s key information technology systems or related controls;

•	future events that could adversely affect the value of the Company’s assets and require impairment charges;

•	the impact of United States or foreign regulations on the Company’s operations, including environmental remediation costs;

•	the potential inability to attract, retain and motivate key employees;

•	the resolution of tax contingencies resulting in additional tax liabilities;

•	product liability, product recalls or related regulatory actions;

•	the Company’s ability to protect its intellectual property rights;

•	significant increases in the funding obligations related to the Company’s pension plans; and

•	other factors listed from time to time in the Company’s filings with the SEC including, but not limited to, the Company’s most recent Annual Report on Form 10-K.

The information contained in this letter is as of the date indicated. The Company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments.